Exhibit 11

July 3, 2019

FS Investment Corporation II

201 Rouse Boulevard

Philadelphia, PA 19112

Re:    Registration Statement on Form N-14

Ladies and Gentlemen:

We have acted as special Maryland counsel to FS Investment Corporation II, a Maryland corporation (the “Company”) and a business development company under the Investment Company Act of 1940, as amended (the “1940 Act”), in connection with the registration of shares (the “Shares”) of the Company’s common stock, par value $.001 per share (the “Common Stock”), to be issued by the Company to stockholders of the funds to be acquired by the Company in connection with the following mergers (the “Mergers”) to be effectuated pursuant to that certain Agreement and Plan of Merger, dated as of May 31, 2019 (the “Merger Agreement”), by and among the Company, NT Acquisition 1, Inc., a Maryland corporation (“Merger Sub 1”), NT Acquisition 2, Inc., a Delaware corporation (“Merger Sub 2”), NT Acquisition 3, Inc., a Maryland corporation (“Merger Sub 3”), Corporate Capital Trust II, a Delaware statutory trust (“CCT II”), FS Investment Corporation III, a Maryland corporation (“FSIC III”), FS Investment Corporation IV, a Maryland corporation (“FSIC IV”), and FS/KKR Advisor, LLC, a Delaware limited liability company: (i) Merger Sub 1 will merge with and into FSIC III, with FSIC III as the surviving company; (ii) Merger Sub 2 will merge (the “Merger 2”) with and into CCT II, with CCT II as the surviving company; and (iii) Merger Sub 3 will merge with and into FSIC IV, with FSIC IV as the surviving company. The Shares are covered by the Company’s Registration Statement on Form N-14 (including the form of joint proxy statement/prospectus that is a part thereof, the “Registration Statement”) in the form filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof.

We have examined the Registration Statement (excluding the exhibits thereto), the Merger Agreement, the charter and bylaws of the Company as each is currently in effect and various other documents, corporate records, laws and regulations as we have deemed necessary for the purposes of giving the opinions set forth in this opinion letter. We have also examined resolutions of the Company’s board of directors approving certain amendments to the Company’s charter, approval of which is described in the proxy statement/prospectus that is part of the Registration Statement as a condition to consummation of the Mergers (the “Amendments”) and directing that the Amendments be submitted for approval by the Company’s stockholders.

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In giving the opinions set forth herein, we have made the following assumptions:

(a)

(i) All documents submitted to us as originals are authentic, (ii) all documents submitted to us as copies conform to the original documents, (iii) all signatures on all documents submitted to us for examination are genuine, (iv) all natural persons who executed any of the documents that were reviewed by us had legal capacity at the time of such execution and (v) all public records reviewed by us or on our behalf are accurate and complete.

(b)

The Amendments and the transactions contemplated by the Merger Agreement will have been approved by the stockholders of the Company in accordance with the proxy statement/prospectus that is part of the Registration Statement and articles of amendment with respect to the Amendments will have been accepted for record by the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”).

(c)

At the time of the issuance of the Shares, the Company will have a sufficient number of authorized but unissued shares of the Common Stock for the issuance, and articles of merger with respect to each of the Mergers will have been accepted for record by the SDAT and, with respect to the Merger 2, a certificate of merger will have been filed with the Secretary of State of the State of Delaware.

(d)	At the time of issuance of any of the Shares, the Company will be in good standing under the laws of the State of Maryland.

Based upon our examination and subject to the assumptions and qualifications set forth herein, we are of the opinion that:

1.	The Company is a corporation duly incorporated and validly existing as a corporation under the laws of the State of Maryland and is in good standing with the SDAT.

2.

The issuance of the Shares has been duly authorized and, when and if issued and delivered upon the consummation of the Mergers in the manner contemplated by the Registration Statement and the Merger Agreement, the Shares will be validly issued, fully paid and non-assessable.

We have relied as to certain factual matters on information obtained from public officials and officers of the Company. In giving our opinion set forth in numbered opinion paragraph 1 above, our opinion is based solely on a certificate issued by the SDAT on July 2, 2018, to the effect that, among other things, the Company is duly incorporated and existing under and by virtue of the laws of the State of Maryland and is in good standing.

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Our opinions expressed herein are limited to the laws of the State of Maryland, except that we express no opinion with respect to the blue sky or other securities laws or regulations of the State of Maryland. We express no opinion with respect to compliance with the 1940 Act or other federal securities laws or with respect to the effect or applicability of the laws of any jurisdiction other than the laws of the State of Maryland. The opinions expressed herein are limited to the matters set forth in this letter and no other opinion should be inferred beyond the matters expressly stated.

We hereby consent to the use of our name under the heading “Legal Matters” in the proxy statement/prospectus that is part of the Registration Statement and to the filing of this opinion letter as an exhibit to the Registration Statement. In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC thereunder.

Very truly yours,

Miles & Stockbridge P.C.

By:	/s/ J.W. Thompson Webb
Principal